Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Post Effective Amendment No.3 to Registration Statement on Form F-4 of Xdata Group (“PubCo”) of our report dated May 21, 2026, with respect to our audits of PubCo’s financial statements as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and for the period from September 4, 2024 (inception) to December 31, 2024, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about Pubco’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/S/ UHY LLP

Irvine, California

May 21, 2026